EXHIBIT 14

FURNITURE BRANDS INTERNATIONAL, INC.

CODE OF CORPORATE CONDUCT

The following are principles of conduct to which each director, officer and employee (employee) of Furniture Brands International, Inc. and subsidiaries (the Company) is expected to adhere in order to assure that the Company conducts itself in a manner consistent with its obligations to the stockholders and to society:

GENERAL INTEGRITY
        The Company values its reputation for integrity. We believe that honesty is not subject to criticism anywhere. Accordingly, even though standards of ethics may vary in different business environments, honesty and integrity should characterize our business activity everywhere.

COMPLIANCE WITH LAWS AND REGULATIONS
        The Company must compete vigorously in order to maximize profits, but must at the same time do so in strict compliance with all laws and regulations applicable to our activities. No employee should at any time take any action on behalf of the Company which he or she knows or reasonably should know violates any applicable law or regulation. In some instances, laws and regulations may be ambiguous and difficult to interpret. Management should seek legal advice from the Law Department when necessary in complying with this policy of observance of all laws and regulations.

POLITICAL CONTRIBUTIONS
        Except as may be authorized by the Company’s Board of Directors, direct or indirect political contributions by the Company of money, goods or services are not to be made. While individual participation in the political process is proper and is encouraged by the Company, an employee’s contribution must not be made, or even appear to be made, directly or indirectly with Company funds, or be reimbursed from Company funds. Nor should an employee’s selection of a candidate or of a party be or seem to be, coerced by the Company.

BUSINESS RECORDS
        Employees must act to ensure clear, concise, timely, truthful and accurate reporting of Company information. No undisclosed or unrecorded fund or asset of the Company shall be established for any purpose. No false or artificial entries shall be made in the books and records of the Company for any reason, and no employee shall engage in any arrangement that results in such prohibited acts. No payment on behalf of the Company shall be approved or made with the intention or understanding that any part of such payment is to be used for a purpose other than that described by the documents supporting the payment.

        All employees must comply with Company policies, procedures and controls. Accounting and financial reporting of actual transactions and forecasts must follow the Company’s accounting policies as well as all applicable generally accepted accounting principles and laws.

IMPROPER PAYMENTS AND PROTECTION AND USE OF COMPANY ASSETS
        All employees shall protect the Company’s assets and ensure their efficient use. All Company assets shall be used for legitimate business purposes. The unauthorized use of any funds or property of the Company for any unlawful or improper purpose or for personal gain or benefit is prohibited.

        Bribery or the improper giving of money or anything else of value in an attempt to influence the action of a public official is prohibited. No employee is authorized to pay or receive any bribe or to make or receive any other illegal payment on behalf of the Company. This prohibition extends to payments to or from consultants, agents or intermediaries when the employee has reason to believe that some part of the payment or “fee” will be used for a bribe or to influence government action.

        Payments (other than for the legitimate purchase of a product) or the giving or receiving of a gift of other than token or nominal value to or from suppliers or customers or their agents, employees or fiduciaries may constitute a commercial bribe, which may also be a violation of the law. Commercial bribery is prohibited and no employee may engage in such bribery on behalf of the Company.

CONFLICTS OF INTEREST
        An employee’s primary duty is to act at all times in the best interests of the Company to the best of his or her ability. To avoid conflicts of interest, the following general rules are to be observed:

1.

OWNERSHIP OR FINANCIAL INTEREST IN OTHER BUSINESSES
      No employee or close relative of such employee, directly or indirectly, shall have any financial interest in, receive any benefit from or engage in any activity on behalf of anyone from whom the Company obtains products or services, to whom the Company sells products or services, or with whom the Company otherwise does business or competes, regardless of whether the relationship is regarded by the employee as fair or unfair to the Company and regardless of whether the employee acts in good faith or bad faith. (Ownership of 1% or less of the outstanding shares of capital stock of any corporation whose shares are traded on a national exchange would ordinarily not be considered a conflict of interest.)

2.

CORPORATE OPPORTUNITIES
      No employee shall (a) take for himself or herself personally opportunities that are discovered through the use of corporate property, information or position; (b) use corporate property, information or position for personal gain; or (c) compete with the Company. Employees owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

3.

USE OF INSIDE INFORMATION
      No employee shall buy or sell Company stock based upon “insider” information. “Insider” information is information which might reasonably be expected to affect an investment decision to buy or sell and such information is not available to the public. In addition, no purchase or sale of capital stock or other ownership in any corporation or firm should be made, the acquisition of which is being considered by the Company, until such time as the proposed acquisition becomes public information.

4.

ACCEPTANCE OF GIFTS AND ENTERTAINMENT
      No employee shall accept any gift having a value in excess of $100 (per maximum allowable IRS tax deduction) or excessive entertainment from any existing or potential supplier or customer of the Company. Mature discretion should be exercised.
      Any questions or requests for a waiver concerning specific situations of possible conflicts of interest shall be submitted in writing to the office of the Corporate Secretary for determination by the Audit Committee of the Board of Directors of the Company.

CONFIDENTIAL INFORMATION
        Employees shall maintain the confidentiality of information entrusted to them by the Company, its business partners, suppliers, customers or others related to the Company’s business. Such information must not be disclosed to others, except when disclosure is authorized by the Company or legally mandated. Confidential information includes all non-public information that might be of use to competitors or harmful to the Company or its customers, if disclosed.

FAIR DEALING
        Each  employee shall endeavor to deal fairly and in good faith with the Company’s customers, shareholders, employees, suppliers, regulators, business partners and competitors. No employee shall take unfair advantage of anyone through manipulation, concealment, abuse of privileged or confidential information, misrepresentation, fraudulent behavior or any other unfair dealing practice.

DISCOVERY OF VIOLATIONS OF POLICY CONCERNING CORPORATE RESPONSIBILITY AND INTEGRITY
        Discovery of events of questionable or fraudulent or illegal nature which are in violation of Company policy should be reported to the office of the Corporate Secretary. The Company maintains a Code of Corporate Conduct hotline that can be used to report suspected violations of the Code. Reports to the Code hotline may be made anonymously. Confidentiality for those who report will be maintained to the extent possible. The Company forbids retaliation against employees who report violations of this Code of Corporate Conduct. If such instances are identified with persons at high levels within the Company, the matter should be reported to the Chairman of the Audit Committee of the Board of Directors. Any waiver of this Code for executive officers or directors may be made only by the Audit Committee of the Board of Directors and must be promptly disclosed to shareholders. The Company will investigate any matter so reported and may take appropriate disciplinary and corrective action, up to and including termination.

REPORTING COMPLIANCE WITH POLICY
        Each member of management of the Company and of each operating division and subsidiary shall prepare a letter annually for submission to the Audit Committee of the Board of Directors of the Company, which shall affirm a knowledge and understanding of the foregoing policy and shall report any transactions or events where it might appear to an outsider that this policy has not been observed. These statements will be reviewed by the Audit Committee and any deviations from policy shall be reported to the Chairman of the Board of Directors.

January, 2004